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                                                                     EX-99.B8(c)

                                 AMENDMENT NO. 2
                      TO THE MUTUAL FUND CUSTODY AGREEMENT



     This Amendment is made as of this 16th day of December, 1996 to the Mutual Fund Custody Agreement between SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company"), on behalf of the various investment portfolios of the Company (each a "Fund" and, collectively, the "Funds"), and Key Trust Company of Ohio, N.A. (the "Custodian") dated as of November 3, 1995, (the "Agreement").


     WHEREAS, the Agreement provides for the Custodian to act as custodian for four funds of the Company; and

     WHEREAS, Paragraph 37 of the Agreement provides that the Agreement may be amended only by an instrument in writing;

     WHEREAS, the Company desires that the Custodian serve in such capacities with respect to three additional funds of the Company and the Custodian is willing to furnish such services;

     NOW, THEREFORE, the parties agree as follows:

     1. The Company hereby appoints and constitutes the Custodian as custodian for the additional funds referred to below, and the Custodian accepts such appointments and agrees to perform the duties set forth in the Agreement with respect to the additional portfolios which are as follows: KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and Growth Fund.

     2. Attachment A to the Agreement is hereby amended and restated to include KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and Growth Fund.

     3.   In all other respects the Agreement is confirmed.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized Officers as of the day and year first above written.

                                        SBSF Funds, Inc.
                                        d/b/a Key Mutual Funds


                                        By:  /s/ Scott A. Englehart
                                        Name:  Scott A. Englehart
                                        Title:  Vice President and Assistant
                                                       Secretary


Key Trust Company of Ohio, N.A.


By:    /s/ Kathryn Loomis Kaesberg
Name:  Kathryn Loomis Kaesberg
Title:  Vice President


By:    /s/ Kelley Clark
Name: Kelley Clark
Title:   Vice President




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